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                                                                   EXHIBIT NO. 5


                                June 27, 1996


American Heritage Life Investment Corporation
American Heritage Life Building
1776 American Heritage Life Drive
Jacksonville, Florida  32224

Re:  REGISTRATION STATEMENT ON FORM S-8

Dear Sirs:

        We have acted as counsel for American Heritage Life Investment Corporation, a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on the Commission's Form S-8 (the "Registration Statement"), for the purpose of registering the offering and sale of up to 650,000 shares of the Company's Common Stock, par value $1.00 per share, (the "Shares").

        In acting as such counsel, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that:

        1. The Company is a corporation organized under the laws of the State of Florida and its status in that state is active.

        2. The Shares have been authorized and, are, or will be, validly issued and are, or will be, fully paid and non-assessable.

        We consent to the use of this letter as an Exhibit to the Registration Statement.

                               Very truly yours,




                                Boling & McCart





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